Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the use in this Registration Statement on Form S-1/A of Hampton Roads Bankshares, Inc. of our reports dated April 22, 2010, except for notes 2 and 3, as to which the date is August 13, 2010, relating to our audits of the consolidated financial statements and internal control over financial reporting appearing in the Prospectus, which is part of this Registration Statement. Our report dated April 22, 2010, except for notes 2 and 3, as to which the date is August 13, 2010, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.
Our report dated April 22, 2010, except for notes 2 and 3, as to which the date is August 13, 2010, on the effectiveness of internal control over financial reporting as of December 31, 2009, expressed an opinion that Hampton Roads Bankshares, Inc. had not maintained effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

Winchester, Virginia
November 12, 2010